EXHIBIT 99.1

ATMI Reports Financial Results for the Third Quarter of 2013

DANBURY, Conn., Oct. 23, 2013 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI), a global technology company, today reported financial results for the third quarter of 2013.

Revenues were $100.2 million during the third quarter of 2013, compared with $108.8 million during the same period last year, as lower Microelectronics revenues were partially offset by strong growth in LifeSciences. Net income was $8.4 million, or $0.26 per diluted share, and included $1.5 million ($0.03 per diluted share) of one-time expenses, primarily related to severance. This compares with $14.4 million, or $0.44 per diluted share for the prior year period. The third quarter of 2012 included two items which totaled $4.5 million ($0.09 per diluted share) that did not repeat in 2013: a non-recurring royalty revenue and a receipt for completion of a collaborative development agreement ("CDA").

"Third quarter revenues in Microelectronics were impacted by a weak wafer start environment, which is causing some customers to delay purchases, and ongoing headwinds from pricing and customer material efficiency gains," said Chief Executive Officer Doug Neugold. "LifeSciences achieved record revenues on strong demand for our proprietary, single-use technologies. Earnings were below prior year due to lower volumes, unfavorable product mix, and the non-recurring benefits in 2012. We generated $36 million in cash from operations, and increased cash and marketable securities to $138.3 million, allowing us to further strengthen our balance sheet and continue to make strategic investments."

Third Quarter 2013 Segment Results

Microelectronics

  Revenues were $87.8 million, compared with $98.5 million last year; revenues were down 8 percent excluding the 2012 royalty revenues
  Revenues declined due to a weaker overall demand environment, specific delays in customer production ramps, unfavorable product mix, and material efficiency gains by certain customers
  Operating income was $25.3 million, down 14 percent excluding the 2012 royalty revenues and CDA reimbursement
  Compared with the second quarter of 2013, revenues were down 2 percent and operating profit decreased 6 percent

LifeSciences

  Revenues were $12.3 million, compared with $10.4 million last year
  Strong growth in single-use products, including mixers, bioreactors, and bioprocess vessels
  Operating loss of $0.9 million compared with a loss of $2.1 million last year
  Revenues grew 3 percent sequentially, reversing typical trends of a third quarter sequential decline

Market Environment

"While we continue to experience an overall lackluster wafer start environment, we remain confident that we are well positioned to realize growth from customers developing and ramping solutions for the advanced nodes," added Neugold. "We continue to make great progress in developing our technologies to address additional opportunities for profitable growth. In LifeSciences, we anticipate achieving breakeven revenue levels in the fourth quarter of 2013, and growing profitably from there. We are on target to achieve additional eVOLV™ license revenues in the fourth quarter of 2013 and in 2014, with meaningful royalty revenues beginning in the second half of 2014. Throughout 2013 we have taken steps to better align our organization, which will also improve our cost structure. We anticipate the benefit from these actions to begin during the fourth quarter of this year."

Webcast Information

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, October 23, 2013. A replay of the call will be available for 48 hours at 855.859.2056 (access code 93697748). The call can also be accessed live and on-demand from the ATMI Investor Relations website at http://investor.atmi.com. A copy of management's presentation materials will be available on the ATMI Investor Relations website before the call.

About ATMI

ATMI, Inc. is a global provider of specialty semiconductor materials, and safe, high-purity materials handling and delivery solutions designed to increase process efficiencies for the microelectronics, life sciences, and other industries. For more information, please visit http://www.atmi.com.

ATMI, eVOLV, and the ATMI logo are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Forward Looking Statements

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2013 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor and life sciences industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing, and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2012 and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$ 100,232	$ 108,847	301,647	307,320
Cost of revenues	53,978	54,404	160,049	155,221
Gross profit	46,254	54,443	141,598	152,099
Operating expenses:
Research and development	12,771	12,272	39,083	40,586
Selling, general and administrative	22,436	21,708	68,416	67,967
Total operating expenses	35,207	33,980	107,499	108,553
Operating income	11,047	20,463	34,099	43,546
Interest income	240	293	896	923
Other income (expense), net	218	254	1,838	(509)
Income before income taxes	11,505	21,010	36,833	43,960
Provision for income taxes	3,057	6,585	10,512	14,250
Net income	$ 8,448	$ 14,425	26,321	29,710

Earnings per diluted share	$ 0.26	$ 0.44	$ 0.80	$ 0.91

Weighted average shares outstanding - diluted	32,750	32,609	32,727	32,659

Comprehensive income	$ 10,352	$ 15,099	$ 18,107	$ 28,419

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	September 30, 2013 (Unaudited)	December 31, 2012
Assets
Cash & marketable securities (1)	$131,691	$156,447
Accounts receivable, net	58,691	60,806
Inventories, net	97,925	87,555
Other current assets	30,366	25,736
Total current assets	318,673	330,544
Property, plant, and equipment, net	141,763	125,099
Marketable securities, non-current (1)	6,609	12,073
Other assets	124,807	131,437
Total assets	$591,852	$599,153

Liabilities and stockholders' equity
Accounts payable	$33,206	$38,573
Other current liabilities	23,108	36,329
Total current liabilities	56,314	74,902
Non-current liabilities	15,365	16,975
Stockholders' equity	520,173	507,276
Total liabilities & stockholders' equity	$591,852	$599,153

(1) Total cash and marketable securities equaled $138.3 million and $168.5 million at September 30, 2013 and December 31, 2012, respectively.

ATMI, INC.
Segment Results
(in thousands)
(Unaudited)

	Revenue
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Microelectronics	$ 87,828	$ 98,477	$ 265,353	$ 276,460
LifeSciences	12,307	10,388	35,532	30,651
All Other	97	(18)	762	209
Total Consolidated	$ 100,232	$ 108,847	$ 301,647	$ 307,320

	Operating income (loss)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Microelectronics	$ 25,301	$ 34,388	$ 77,469	$ 85,817
LifeSciences	(909)	(2,137)	(3,849)	(5,367)
All Other	(13,345)	(11,788)	(39,521)	(36,904)
Total Consolidated	$ 11,047	$ 20,463	$ 34,099	$ 43,546
CONTACT: Troy Dewar
         Director, Investor Relations and Corporate Communications
         203.207.9349
         tdewar@atmi.com